EXHIBIT 99.1


THE COCA-COLA COMPANY
NEW RELEASE                                Media Relations Department
                                           P.O. Box 1734, Atlanta Georgia 30301
                                           Telephone (404) 676-2121

FOR IMMEDIATE RELEASE                      Contact:  Sonya Soutus
                                                     (404) 676-2683


                THE COCA-COLA COMPANY CHAIRMAN AND CEO DOUG DAFT
               ANNOUNCES RETIREMENT PLANS AND TRANSITION PROCESS
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     ATLANTA, February 19, 2004 -- Douglas N. Daft, chairman and chief executive officer, today announced his retirement plans and transition process. Mr. Daft issued the following statement:

     "Today, I advised the Board of Directors of The Coca-Cola Company that
I plan to retire as Chairman and Chief Executive Officer at the end of 2004. Further, I informed the Board that I will support the Company in any capacity that the Board considers appropriate after that date. This is consistent with my own personal wishes that I previously shared with the Board.

     "In 1999, when the Company's Board asked me to assume the position of Chairman and CEO, this Company faced a number of significant structural and strategic challenges. Over the past four years, we have accomplished a great deal and repositioned this Company for accelerated growth. Today, our brands are stronger and our global production and marketing system has been restored to health. I am proud of what we have accomplished. I am especially pleased with our net results in 2003, and our prospects for success in 2004 are very good.

     "Over the coming months, I will work with the Board and the Management Development Committee, which has been in place for the last two years, to support this transition process. The Board will engage a search firm to assist in this effort and will carefully consider external candidates along with the internal

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candidate we have in Steve Heyer. This process will be orderly, and we will engage the collective experience and expertise of our Board of Directors."

     The Coca-Cola Company is the world's largest beverage company. Along with Coca-Cola, recognized as the world's best-known brand, the Company markets four of the world's top five soft drink brands, including diet Coke, Fanta and Sprite, and a wide range of other beverages, including diet and light soft drinks, waters, juices and juice drinks, teas, coffees and sports drinks. Through the world's largest distribution system, consumers in more than 200 countries enjoy the Company's beverages at a rate exceeding 1 billion servings each day. For more information about The Coca-Cola Company, please visit our website at www.coca-cola.com.
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